                                                              Exhibit No. 23 (a)



                      CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Registration Statement of ICF Kaiser International, Inc. on Form S-3 of our report dated February 28, 1997, on our audits of the consolidated financial statements and the financial statement schedule of ICF Kaiser International, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the year ended December 31, 1996, the ten months ended December 31, 1995, and the year ended February 28, 1995, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."



                                                Coopers & Lybrand L.L.P.



Washington, D.C.
May 5, 1997

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